SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

July 19, 2010
Date of Report (Date of earliest event reported)

GUINNESS EXPLORATION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-139683
(Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1312 North Monroe Street
Spokane, Washington 99201
(Address of principal executive offices)

509.252.9157
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 8 – OTHER EVENTS
Item 8.01 – Other Events

On July 19, 2010 Guinness Exploration Inc. (the ‘Company’) received its Class 3 Approval permit  for trenching and drilling activities at the Nantawa Project from the Yukon Energy, Mines and Resources licensing authority.

Effective July 19, 2010, this approval allows the Company to begin trenching and drilling operations and the Company reports it is prepared for this development. The mining camp is fully established and drill and trenching equipment are currently onsite. Construction of drill pads and the mobilization of a drilling crew is now underway. Drilling and trenching are expected to commence during this current week.

Additionally, the Company reports it has completed an accurate differential GPS survey and utilized the survey data to locate all known previous trenches, historic drill holes, and other data pertinent to mineralization on the property. The data have been compiled and assembled in the Company’s GIS database and work completed on site, which entailed accurate re-location of trench and drill hole data, has allowed the Company to accurately define the location of previously delineated mineralized zones. Based on this work, the Company has established several gold and silver drill targets and have mapped the exact coordinates for additional trenching and an initial drill program. Trenching is planned to confirm and extend mineralized zones. Confirmation and step out drill holes have also been planned and staked and drilling will be initiated imminently.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUINNESS EXPLORATION, INC.

/s/ Alastair Brown
Alastair Brown,
President & Chief Executive Officer
Dated:  July 20, 2010